Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

As previously announced, on February 20, 2017, Nordson Corporation (“Nordson” or the “Company”), Viking Merger Corp. (“Merger Sub”), a wholly owned subsidiary of Nordson, Vention Medical Holdings, Inc. (“Vention”) and VMHI Rep Services, LLC (“VMHI”), as stockholder representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Vention was merged with and into Merger Sub (the “Merger”) effective as of March 31, 2017, the effective time of the Merger (the “Effective Time”). See Note 1 to this unaudited pro forma combined financial information for additional information on the Transaction (as defined herein). The unaudited pro forma combined financial information is presented to illustrate the effects of the acquisition (the “Acquisition”) of Vention by the Company and certain contemporaneous financing transactions (collectively, the “Transaction”).

The historical combined financial statements of Vention attached as Exhibit 99.1 to this filing present the combined assets, liabilities, changes in stockholders’ equity and net parent investment, revenues, expenses and cash flows of Vention Medical Holdings, Inc. excluding Vention Medical, Inc. (“Vention Medical”) and its subsidiaries Vention Medical Puerto Rico and Vention Medical Costa Rica (collectively, the Device Manufacturing Services business or “Vention DMS”). These pro forma combined financial statements reflect the business activities acquired by Nordson (collectively, the “Vention Advanced Technologies Business” or “AT Business”) from the shareholders of Vention.

The unaudited pro forma combined balance sheet as of January 31, 2017 and the unaudited pro forma combined statement of operations for the year ended October 31, 2016 and for the three months ended January 31, 2017 are based upon, derived from and should be read in conjunction with the historical audited consolidated financial statements of the Company for the year ended October 31, 2016 (which are available in the Company’s Annual Report on Form 10-K for the year ended October 31, 2016, as filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2016), the historical unaudited condensed consolidated financial statements of the Company for the three-month period ended January 31, 2017 (which are available in Nordson’s Form 10-Q for the period ended January 31, 2017, as filed with the SEC on March 6, 2017) and the historical combined financial statements of the AT Business included in this Form 8-K/A.

For purposes of the pro forma combined statement of operations, results for the AT Business are presented for the twelve-month period ended December 31, 2016 and for the three-month period ended December 31, 2016. Information for the twelve-month period ended December 31, 2016 was derived from the historical audited combined statements of operations of the AT Business for the year ended June 30, 2016, as included within this Form 8-K/A and the historical unaudited combined statements of operations of the AT Business for the six months ended December 31, 2016 and December 31, 2015, as included within this Form 8-K/A. Information for the three month period ended December 31, 2016 was derived from historical unaudited combined financial data of the AT Business for the three months ended December 31, 2016. For purposes of the pro forma combined balance sheet, we utilized the unaudited historical combined balance sheet of the AT Business as of December 31, 2016 included in this Form 8-K/A.

The unaudited pro forma combined statement of operations for the year ended October 31, 2016 assumes that the Transaction occurred on November 1, 2015, the beginning of our fiscal year ended October 31, 2016. The unaudited pro forma combined balance sheet as of January 31, 2017 assumes that the Transaction occurred on January 31, 2017. The historical combined financial information has been adjusted to give effect to pro forma events that are: 1) directly attributable to the Acquisition; 2) factually supportable; and 3) with respect to the statement of operations are expected to have a continuing impact on the combined results. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma combined financial information have been made. The assumptions underlying the pro forma adjustments are described fully in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined financial information.

The Acquisition is being accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”), and using the fair value concepts defined in ASC Topic 820, “Fair Value Measurements” (“ASC 820”). ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of the asset or liability. In addition, market participant are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value. The allocation of the purchase price as reflected in the unaudited pro forma combined financial information is based upon management’s internally developed preliminary estimates of the fair market value of the assets acquired and liabilities assumed, as if the Acquisition had occurred on the above dates. This allocation of the purchase price depends upon certain estimates and assumptions, all of which are preliminary and, in some instances, are incomplete and have been made solely for the purpose of developing the unaudited pro forma combined financial information. Any adjustments to the preliminary estimated fair value amounts could have a significant impact on the unaudited pro forma combined financial information contained herein, and our future results of operations and financial position.

The unaudited pro forma combined financial information is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transaction occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the Transaction. In addition, the accompanying unaudited pro forma combined statement of operations does not include any expected cost savings, operating synergies, or revenue enhancements that may be realized subsequent to the Transaction, or the impact of any non-recurring activity and transaction-related or integration-related costs.

Nordson, Corp.

Unaudited Pro forma Combined Balance Sheet

As of January 31, 2017

	As Reported
(In thousands)	Historical Nordson as of January 31, 2017	Historical AT Business as of December 31, 2016	Accounting Policy & Reclassification Adjustments	Footnote Reference		Adjustments for the AT Business Acquisition	Footnote Reference		Adjustments for Financing	Footnote Reference	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$87,658	$4,484	$—			$(716,500)	5	(a)	$701,791	6	$57,268
						(4,484)	5	(b)
						(15,681)	5	(c)
Receivables—net	358,365	20,071	—			—			—		378,436
Accounts receivable—related parties	—	1,406	—			(1,406)	5	(b)	—		—
Inventories—net	241,264	12,925	—			2,357	5	(d)	—		256,546
Prepaid expenses	32,665	—	2,633	4	(a)	—			—		35,298
Prepaid expenses and other current assets	—	2,633	(2,633)	4	(a)	—			—		—

Total current assets	719,952	41,519	—			(735,714)			701,791		727,548
Property, plant and equipment—net	269,753	29,261	—			4,867	5	(e)	—		303,881
Goodwill	1,111,573	80,435	—			400,057	5	(f)	—		1,592,065
Intangible assets—net	256,846	77,932	—			207,068	5	(g)	—		541,846
Deferred income taxes	8,579	—	—			—			—		8,579
Other assets	26,319	68	—			—			—		26,387
Deferred financing costs, net	—	1,424	(1,424)	3		—			—		—

Total assets	$2,393,022	$230,639	$(1,424)			$(123,722)			$701,791		$3,200,306

Nordson, Corp.

Unaudited Pro forma Combined Balance Sheet (con’t)

As of January 31, 2017

	As Reported
(In thousands)	Historical Nordson as of January 31, 2017	Historical AT Business as of December 31, 2016	Accounting Policy & Reclassification Adjustments	Footnote Reference		Adjustments for the AT Business Acquisition	Footnote Reference		Adjustments for Financing	Footnote Reference	Pro Forma
Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$4,046	$—	$—			$—			$—		$4,046
Accounts payable	73,960	3,570	—			—			—		77,530
Accounts payable—related parties	—	352	—			(352)	5	(b)	—		—
Income taxes payable	22,339	—	214	4	(b)	—			—		22,553
Accrued liabilities	117,404	16,006	(214)	4	(b)	—			—		133,196
Customer advanced payments	29,902	—	2,670	4	(c)	—			—		32,572
Current maturities of long-term debt	38,083	1,367	—			(1,367)	5	(b)	—		38,083
Current obligations under capital leases	4,482	—	—			—			—		4,482
Deferred project billings	—	2,670	(2,670)	4	(c)	—			—		—

Total current liabilities	290,216	23,965	—			(1,719)			—		312,462
Long-term debt	912,403	132,844	(1,424)	3		(131,420)	5	(b)	701,791	6	1,614,194
Deferred income taxes	61,499	6,411	—			92,469	5	(h)	—		160,379
Pension obligations	130,841	—	—			—			—		130,841
Postretirement obligations	70,607	—	—			—			—		70,607
Other long-term liabilities	33,612	—	—			48	5	(i)	—		33,660
Share-based compensation liability	—	27,276	—			(27,276)	5	(b)	—		—
Mezzanine Equity: Preferred shares—Series A	—	163,904	—			(163,904)	5	(j)	—		—
Shareholders’ Equity:
Common shares	12,253	2	—			(2)	5	(j)	—		12,253
Preferred shares—Series B and C	—	3,963	—			(3,963)	5	(j)	—		—
Capital in excess of stated value	388,375	—	—			—			—		388,375
Retained earnings	1,967,149	—	—			(15,681)	5	(c)	—		1,951,468
Accumulated other comprehensive loss	(172,307)	(9,012)	—			9,012	5	(j)	—		(172,307)
Common shares in treasury, at cost	(1,301,626)	—	—			—			—		(1,301,626)
Net parent investment	—	(118,714)	—			154,525	5	(b)	—		—
						(35,811)	5	(j)

Total shareholders’ equity	893,844	(123,761)	—			108,080			—		878,163

Total liabilities and shareholders’ equity	$2,393,022	$230,639	$(1,424)			$(123,722)			$701,791		$3,200,306

See the accompanying notes to the unaudited pro forma combined balance sheet.

Nordson, Corp.

Unaudited Pro forma Combined Statement of Operations

For the Year Ended October 31, 2016

	As Reported
(In thousands, except for per share amounts)	Historical Nordson	Historical AT Business (Footnote 2)	Accounting Policy & Reclassification Adjustments	Footnote Reference	Adjustments for the AT Business Acquisition	Footnote Reference		Adjustments for Financing	Footnote Reference	Pro Forma
Sales	$1,808,994	$135,335	$—		$—			$—		$1,944,329
Operating costs and expenses:
Cost of sales	815,495	87,267	—		—			—		902,762
Selling and administrative expenses	594,293	—	40,769	4(d)	(699)	7	(a)	1,219	8(a)	656,299
			7,460	4(e)	13,316	7	(b)
					(59)	7	(c)
Severance and restructuring costs	10,775	—	—		—			—		10,775
Selling, general and administrative	—	40,769	(40,769)	4(d)	—			—		—
Amortization expense	—	7,460	(7,460)	4(e)	—			—		—

	1,420,563	135,496	—		12,558			1,219		1,569,836

Operating profit (loss)	388,431	(161)	—		(12,558)			(1,219)		374,493
Other income (expense):
Interest expense	(21,322)	—	(8,205)	4(f)	—			(8,141)	8(b)	(37,668)
Interest and investment income	728	—	—		—			—		728
Interest expense, net	—	(8,205)	8,205	4(f)	—			—		—
Other—net	657	45	—		—			—		702

	(19,937)	(8,160)	—		—			(8,141)		(36,238)

Income (loss) before taxes	368,494	(8,321)	—		(12,558)			(9,360)		338,255
Income tax provision:
Current	100,248	—	(3,460)	4(g)	(4,544)	7	(d)	(3,427)	8(c)	88,817
Deferred	(3,597)	—	—		—			—		(3,597)
Income tax (benefit) expense	—	(3,460)	3,460	4(g)	—			—		—

	96,651	(3,460)	—		(4,544)			(3,427)		85,220

Net income (loss)	$271,843	$(4,861)	$—		$(8,014)			$(5,933)		$253,035

Average common shares	57,060							—	8(d)	57,060
Incremental common shares attributable to outstanding stock options, restricted stock and deferred stock-based compensation	470							—	8(d)	470

Average common shares and common share equivalents	57,530							—		57,530

Basic earnings per share	$4.76									$4.43
Diluted earnings per share	$4.73									$4.40

See the accompanying notes to the unaudited pro forma combined statement of operations.

Nordson, Corp.

Unaudited Pro forma Combined Statement of Operations

For the Three Months Ended January 31, 2017

	As Reported
(In thousands, except for per share amounts)	Historical Nordson	Historical AT Business	Accounting Policy & Reclassification Adjustments	Footnote Reference		Adjustments for the AT Business Acquisition	Footnote Reference		Adjustments for Financing	Footnote Reference		Pro Forma
Sales	$407,470	$35,033	$—			$—			$—			$442,503
Operating costs and expenses:
Cost of sales	182,332	24,739	—			—			—			207,071
Selling and administrative expenses	149,220	—	12,760	4	(h)	(230)	9	(a)	305	10	(a)	166,613
			1,938	4	(i)	3,256	9	(b)
						(636)	9	(c)
Severance and restructuring costs	—	—	—			—			—			—
Selling, general and administrative	—	12,760	(12,760)	4	(h)	—			—			—
Amortization expense	—	1,938	(1,938)	4	(i)	—			—			—

	331,552	39,437	—			2,390			305			373,684

Operating profit (loss)	75,918	(4,404)	—			(2,390)			(305)			68,819
Other income (expense):
Interest expense	(5,641)	—	(2,120)	4	(j)	—			(1,967)	10	(b)	(9,728)
Interest and investment income	273	—	—			—			—			273
Interest expense, net	—	(2,120)	2,120	4	(j)	—			—			—
Other - net	(157)	76	—			—			—			(81)

	(5,525)	(2,044)	—			—			(1,967)			(9,536)

Income (loss) before taxes	70,393	(6,448)	—			(2,390)			(2,272)			59,283
Income taxes	20,405	(2,507)	—			(866)	9	(d)	(832)	10	(c)	16,200

Net income (loss)	$49,988	$(3,941)	$—			$(1,524)			$(1,440)			$43,083

Average common shares	57,349								—	10	(d)	57,349
Incremental common shares attributable to outstanding stock options, restricted stock and deferred stock-based compensation	674								—	10	(d)	674

Average common shares and common share equivalents	58,023								—			58,023

Basic earnings per share	$0.87											$0.75
Diluted earnings per share	$0.86											$0.74

See the accompanying notes to the unaudited pro forma combined statement of operations.

Nordson, Inc.

Notes to the Unaudited Pro Forma Combined Financial Information

1. Description of Transaction

As previously announced, on February 20, 2017, Nordson, Merger Sub, a wholly owned subsidiary of Nordson, Vention and VMHI, as stockholder representative, entered into the Merger Agreement. Under the terms of the Merger Agreement, as amended, Nordson acquired Vention, excluding all of the outstanding capital stock of Vention Medical, Inc. (“Vention Medical”), and certain subsidiaries of Vention Medical that were sold to a third party prior to the Effective Time, on a cash-free and debt-free basis for total cash consideration of $716.5 million, subject to certain closing adjustments, resulting in a transaction with an approximate enterprise value of $705 million. The Acquisition was consummated on March 31, 2017. These pro forma combined financial statements reflect the business activities acquired by Nordson from the shareholders of Vention which is referred to as the AT Business. The AT Business provides contract manufacturing, engineering, and design services to healthcare customers located within the United States and internationally.

2. Basis of Presentation

The unaudited pro forma combined statement of operations for the fiscal year ended October 31, 2016 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K (“FY16 Form 10-K”) for the fiscal year ended October 31, 2016, and the unaudited historical financial information of AT Business for the twelve-month period ended December 31, 2016, and has been prepared as if the Acquisition had occurred on November 1, 2015, the beginning of the Company’s fiscal year ended October 31, 2016. The unaudited pro forma combined statement of operations for the three months ended January 31, 2017 was derived from the unaudited condensed combined financial statements included in the Company’s Form 10-Q for the period ended January 31, 2017, and the unaudited historical financial information of the AT Business for the three-month period ended December 31, 2016, and has been prepared as if the Acquisition had occurred on November 1, 2015, the beginning of the Company’s fiscal year ended October 31, 2016. The unaudited pro forma combined balance sheet as of January 31, 2017 combines the condensed consolidated balance sheet included in the Company’s Form 10-Q for the period ended January 31, 2017 with the historical unaudited combined balance sheet for the AT Business as of December 31, 2016, and has been prepared as if the Acquisition had occurred on January 31, 2017. The unaudited pro forma combined financial information herein has been prepared to illustrate the effects of the Acquisition in accordance with U.S. GAAP and pursuant to Article 11 of Regulation S-X.

The AT Business audited historical combined financial statements for the year ended June 30, 2016 and unaudited combined financial statements as of December 31, 2016 and for the six month periods ended December 31, 2016 and December 31, 2015 are included in this Current Report on Form 8-K/A. These statements should be read in conjunction with such historical financial statements. The historical financial information is adjusted in the unaudited pro forma combined financial information to give effect to pro forma adjustments that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) with respect to the pro forma statement of operations are expected to have a continuing impact on the combined results. As discussed in Note 3, the historical financial statements of the AT Business have been adjusted to conform to Nordson’s accounting policies and to reflect certain reclassifications to conform to Nordson’s financial statement presentation.

The Company has accounted for the Acquisition under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of ASC 805. The allocation of the purchase price as reflected in the unaudited pro forma combined financial information was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available. The final purchase price allocation may include changes to the amount of identifiable intangible assets, goodwill, and deferred taxes, as well as other items. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information. Differences between these preliminary estimates and the final purchase accounting may occur, and these differences could be material.

Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if the fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450,

“Disclosure of Certain Loss Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized. Management is not aware of any material contingencies related to the AT Business.

The unaudited pro forma combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods presented, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma combined financial information does not reflect any cost savings from future operating synergies or integration activities, if any, or any revenue, tax, or other synergies, if any, that could result from the Acquisition.

The following table presents the reconciliation of the AT Business historical unaudited combined statements of operations for the six month periods ended December 31, 2016 and December 31, 2015, and the year ended June 30, 2016 included in this Form 8-K/A, to the twelve month period ended December 31, 2016, presented in the unaudited pro forma statement of operations.

		Unaudited as reported by AT Business
		Plus:	Less:
	Fiscal Year	Six Months	Six Months	Twelve Months
	June 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016
(In thousands)
Net sales	$121,494	$68,915	$55,074	$135,335
Cost of sales	71,434	48,032	32,199	87,267

Gross profit	50,060	20,883	22,875	48,068
Selling, general and administrative expenses	29,194	23,224	11,649	40,769
Amortization expense	7,363	3,772	3,675	7,460

Operating profit (loss)	13,503	(6,113)	7,551	(161)

Other expense:
Other (income), net	(10)	(59)	(24)	(45)
Interest expense, net	8,320	4,167	4,282	8,205

Total other expense	8,310	4,108	4,258	8,160

Income (loss) before income taxes	5,193	(10,221)	3,293	(8,321)
Income tax (benefit) expense	1,636	(3,974)	1,122	(3,460)

Net Income (loss)	$3,557	$(6,247)	$2,171	$(4,861)

3. Accounting Policies

Acquisition accounting rules require evaluation of certain assumptions and estimates, as well as determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. Nordson has completed a preliminary review of accounting policies for purposes of the unaudited pro forma combined financial information, during which review, Nordson identified the following difference in accounting policies:

Adoption of ASU No. 2015-03, “Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs”

In April 2015, the FASB issued a new standard regarding the presentation of debt issuance costs. Under this standard, a company is required to present unamortized debt issuance costs related to a recognized debt liability in the balance sheet as a direct deduction from the carrying amount of that debt liability, rather than as a separate asset. The recognition and measurement guidance for debt issuance costs are not affected by this new standard. In August 2015, the FASB issued an amendment to this standard, which added clarification to the presentation of debt issuance costs. This amendment allows debt issuance costs related to line-of-credit arrangements to be presented as an asset and subsequently amortized ratably over the term of the line-of-credit agreement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company adopted this standard on November 1, 2016. As a result of the adoption of the ASU No. 2015-03 by the Company, the Company reclassified $1,424 thousand of the AT Business’s historical deferred financing costs to long-term debt.

Management will conduct a final review of the AT Business’s accounting policies in an effort to determine if differences in accounting policies require adjustment of the AT Business’s results of operations or of assets or liabilities to conform to the Company’s accounting policies, or other adjustments which may be required by acquisition accounting rules. As a result of that review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma combined financial information.

4. Reclassification Adjustments

Certain reclassification adjustments have been made to the AT Business’s historical financial statements to conform to the Company’s statement of operations and balance sheet presentation:

(In thousands)		Historical	Reclassification	Reclassified
Financial Statement Line Item		AT Business	Adjustment	AT Business
	Balance Sheet as of January 31, 2017
4(a)	Prepaid expenses and other current assets	2,633	(2,633)	—
	Prepaid expenses	—	2,633	2,633
4(b)	Accrued liabilities	16,006	(214)	15,792
	Income taxes payable	—	214	214
4(c)	Deferred project billings	2,670	(2,670)	—
	Customer advanced payments	—	2,670	2,670
	Statement of Operations for the 12 months ended October 31, 2016
4(d)	Selling, general and administrative expenses	40,769	(40,769)	—
	Selling and administrative expenses	—	40,769	40,769
4(e)	Amortization expense	7,460	(7,460)	—
	Selling and administrative expenses	—	7,460	7,460
4(f)	Interest expense, net	(8,205)	8,205	—
	Interest expense	—	(8,205)	(8,205)
4(g)	Income tax (benefit) expense	(3,460)	3,460	—
	Income tax provision—current	—	(3,460)	(3,460)
	Statement of Operations for the 3 months ended January 31, 2017
4(h)	Selling, general and administrative expenses	12,760	(12,760)	—
	Selling and administrative expenses	—	12,760	12,760
4(i)	Amortization expense	1,938	(1,938)	—
	Selling and administrative expenses	—	1,938	1,938
4(j)	Interest expense, net	(2,120)	2,120	—
	Interest expense	—	(2,120)	(2,120)

5. Unaudited Pro forma Combined Balance Sheet Adjustments Related to the Acquisition

The allocation of the purchase price discussed below is preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of the AT Business’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, which may include other increases or decreases to amortization resulting from the allocation of the purchase price to amortizable tangible and intangible assets, along with the related income tax effect, may be material.

The consideration paid and preliminary allocation of the purchase price to the fair value of the AT Business’s assets acquired and liabilities assumed, prepared as if the acquisition date were January 31, 2017, is presented as follows.

			Amounts as of
(In thousands)	Note		Acquisition Date
Total Consideration Paid to Sellers	5	(a)	$716,500
Book value of net assets acquired at January 31, 2017			194,668
Adjusted for:
Elimination of existing goodwill and intangible assets			(158,367)

Adjusted book value of net assets acquired			$36,301
Adjustments to:
Inventories	5	(d)	2,357
Property, plant and equipment, net	5	(e)	4,867
Goodwill	5	(f)	480,492
Intangible assets	5	(g)	285,000
Deferred income taxes	5	(h)	(92,469)
Other long-term liabilities	5	(i)	(48)

Reconciliation to consideration transferred			$716,500

5(a)	Represents cash consideration transferred to the sellers as calculated below:

(In thousands)
Cash consideration from historical Nordson	$11,500
Cash consideration from Credit Facilities	705,000

Total consideration paid to AT Business sellers	$716,500

The actual cash transferred by Nordson on the closing date was $718,454 thousand, which represents the purchase price of $705,000 thousand, net of $3,313 thousand of cash and other closing adjustments of $10,141 thousand.

5(b)	Represents an adjustment to remove assets and liabilities not transferred to Nordson from the AT Business as a result of the transaction.

	Excluded Assets
(In thousands)	& Liabilities	Explanation
Balance Sheet as of January 31, 2017
Assets
Cash and cash equivalents	$(4,484)	(i	)
Accounts receivable—related parties	(1,406)	(ii	)
Liabilities
Accounts payable—related parties	(352)	(ii	)
Current maturities of long-term debt	(1,367)	(i	)
Long-term debt	(131,420)	(i	)
Share-based compensation liability	(27,276)	(ii	)
Equity
Net parent investment	154,525	(iii	)

(i)	The AT Business was sold to Nordson on a cash-free and debt-free basis. Long-term debt includes the reclassification of deferred financing costs, net.
(ii)	Related party receivables, related party payables, and share-based compensation liability were settled as a part of the transaction.
(iii)	The resulting impact of assets and liabilities excluded from the transaction are reflected in Net parent investment which is then eliminated as part of adjustment 5(j).

5(c)	To record nonrecurring acquisition-related transaction costs incurred by the Company of $15,681 thousand not reflected in the historical financial statements of the Company. In accordance with ASC 805, acquisition-related transaction costs and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma combined balance sheet reflects the $15,681 thousand of costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not presented in the unaudited pro forma combined consolidated statement of operations because they will not have a continuing impact on the combined results.
5(d)	Represents an adjustment of $2,357 thousand to increase the carrying value of the AT Business’s inventories to its preliminary estimated fair value. The fair value of finished goods and work-in-process inventory represents the estimated selling price less cost to dispose and a reasonable profit allowance for completing the selling effort. The fair value of work-in-process inventory also includes a reasonable profit allowance for completing the manufacturing effort.
5(e)	Represents the adjustment of $4,867 thousand to increase the carrying value of the AT Business’s property, plant and equipment from its historical gross book value to its preliminary estimated fair value. Of the total consideration, approximately $34,128 thousand relates to fixed assets as illustrated in the table below. The fair value estimate for fixed assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for fixed assets may differ from this preliminary determination. The fair value of fixed assets is determined primarily using a combination of the cost approach and the sales comparison approach.

(In thousands)	Estimated Useful Life (years)	Historical Carrying Amount	Fair Value Adjustment	Preliminary Fair Value
Land	N/A	$—	$300	$300
Land improvements	20	—	2,350	2,350
Buildings	5	4,611	(4,511)	100
Machinery and equipment	2-11	19,613	7,519	27,132
Construction-in-progress	N/A	5,037	(791)	4,246

Total		$29,261	$4,867	$34,128

5(f)	Prior to the Acquisition, the AT Business’s historical balance sheet included $80,435 thousand of goodwill which was written off as part of the Transaction. As a result of the Transaction, new goodwill is calculated as the difference between the fair value of the consideration transferred and the fair values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. This adjustment of $400,057 thousand represents the residual value of the AT Business derived from its preliminary estimated fair value per the purchase price allocation table in Note 5.
5(g)	Represents the adjustment of $207,068 thousand to record the preliminary estimated fair value of intangible assets identified upon the acquisition. Of the total consideration, approximately $285,000 thousand relates to identified intangible assets. The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identified intangibles may differ from this preliminary determination.

Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated after-tax cash flows that will be received for the intangible asset, the appropriate discount rate selected in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, and competitive trends impacting the asset and each cash flow stream. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results. The methodologies and significant assumptions utilized to value the intangible assets include using a discount rate that reflected the risks inherent in the cash flow stream as well as the nature of the asset. The general categories of the acquired identified intangible assets are expected to be the following:

1)	Patent/technology costs - $33,000 thousand

2)	Customer relationships - $250,000 thousand

3)	Trade names – $2,000 thousand

5(h)	Reflects deferred income tax liabilities resulting from fair value adjustments. The estimates of deferred tax liabilities were determined based on the book and tax basis differences of the net assets acquired at a weighted average statutory tax rate of 36%. The weighted average statutory tax rate was based upon the statutory tax rates of the jurisdictions in which legal entities of the AT Business holding net assets acquired operate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired by jurisdiction.
5(i)	Leases were reviewed to determine if terms were favorable or unfavorable. Based on a comparison of contractual lease terms and current market lease rates, four leases were identified as unfavorable and four leases were identified as favorable resulting in the recognition of a net liability of $48 thousand.

5(j)	Elimination of the AT Business’s historical equity after the adjustment for excluded assets and liabilities in note 5(b)(iii).

6. Unaudited Pro forma Combined Balance Sheet Adjustments Related to the Financing

To fund the Acquisition, the Company borrowed an additional $705,000 thousand under a new term loan with three tranches:

1)	$200.0 Million Eighteen Month Senior Unsecured Term Loan

2)	$200.0 Million Three Year Senior Unsecured Term Loan

3)	$305.0 Million Five Year Senior Unsecured Term Loan

Included in the adjustment are debt issuance costs of $3,209 thousand, recorded net against the outstanding liability.

7. Unaudited Pro forma Combined Statement of Operations Adjustments Related to the Acquisition for the Year Ended October 31, 2016

7(a)	Represents the elimination of historic AT Business fixed asset depreciation of $4,847 thousand and the recognition of pro forma depreciation expense of $4,148 thousand on the portion of the purchase price allocated to fixed assets as follows:

(In thousands)	Preliminary Fair Value	Estimated Useful Life (years)	Depreciation Expense
Land	$300	N/A	$—
Land improvements	2,350	20	118
Buildings	100	5	20
Machinery and equipment	27,132	2-11	4,010
Construction-in-progress	4,246	N/A	—

	$34,128		$4,148

Less: AT Business historical depreciation for the 12 months ended December 31, 2016			4,847

Total			$(699)

Based on the nature of the assets acquired, the $699 thousand reduction of depreciation expense is classified as selling and administrative expenses in the statement of operations. Although the step-up in fair value of the assets generated additional depreciation expense, the useful lives of land improvements, buildings, and machinery and equipment were conformed to the lives for the same major asset classes per Nordson’s accounting policy resulting in an overall decrease in expense as compared to the depreciation expense recognized in the historical financial statements of the AT Business.

An increase/decrease of one year in the estimated useful lives would decrease/increase depreciation expense by $543/$795 thousand for the year ended October 31, 2016. The effect of a 10% increase or decrease in preliminary estimated fair value would result in an increase or decrease of depreciation expense of $415 thousand for the year ended October 31, 2016.

7(b)	Represents a net adjustment of $13,316 thousand from the elimination of historic AT Business intangible asset amortization of $7,460 thousand and the recognition of pro forma amortization expense of $20,776 thousand on the portion of the purchase price allocated to definite-lived intangible assets as follows:

(In thousands)	Preliminary Fair Value	Estimated Useful Life (years)	Amortization Expense
Patent/technology costs	$33,000	10-14	$2,586
Customer relationships	250,000	14	17,857
Trade names	2,000	6	333

	$285,000		$20,776

Less: AT Business historical amortization for the 12 months ended December 31, 2016			7,460

Total			$13,316

Amortization expense has been calculated on a preliminary basis, using the straight-line method over the estimated useful life. An increase/decrease of one year in the estimated useful lives would decrease/increase amortization expense by $1,430/$1,667 thousand for the year ended October 31, 2016. The effect of a 10% increase or decrease in preliminary estimated fair value would result in an increase or decrease of amortization expense of $2,078 thousand for the year ended October 31, 2016.

7(c)	Reflects the elimination of $59 thousand of direct, incremental transaction costs incurred by the AT Business related to the Acquisition that are reflected in the historical statement of operations. The impact of these direct, incremental transaction costs already incurred have been eliminated in the unaudited pro forma combined statement of operations since these costs are nonrecurring in nature. These charges include financial advisory fees, legal, accounting, and other professional fees incurred by the AT Business that are directly related to the Acquisition.

7(d)	Represents the income tax effect for the unaudited pro forma combined statement of operations adjustments related to the Acquisition calculated using a weighted average statutory tax rate of 36%. Because the adjustments contained in this unaudited pro forma combined financial information are based on estimates, the effective tax rate will likely vary from the effective rate in periods subsequent to the Acquisition. Adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting, and these items could be material.

8. Unaudited Pro forma Combined Statement of Operations Adjustments Related to the Financing for the Year Ended October 31, 2016

8(a)	Represents an adjustment of $1,219 thousand to recognize the amortization of debt issuance costs related to the additional $705,000 thousand to finance the acquisition of the AT Business.

8(b)	As stated above, the Company borrowed an additional $705,000 thousand to finance the acquisition of the AT Business. The interest expense is calculated using an adjusted LIBOR rate plus an applicable margin. Such applicable margin is based on Nordson’s Leverage Ratio (as defined in the Term Loan Agreement). This adjustment represents incremental interest expense of $8,141 thousand, which was calculated using a LIBOR rate of 1.050% as of May 31, 2017 and an applicable margin of 1.125%, 1.250%, and 1.375% for the 18-month, 3-year and 5-year tranches, respectively, shown in Note 6. If the interest rate differed from the rates used in the pro forma interest expense above by 1/8% for the year ended October 31, 2016, interest expense would have increased or decreased by approximately $881 thousand for the year ended October 31, 2016.

8(c)	Represents the income tax effect of the pro forma adjustments related to the financing of the Acquisition calculated using a weighted average statutory rate of 37%.

8(d)	Nordson did not issue any stock or stock-based awards in connection with the Acquisition. Therefore, the number of weighted average common shares outstanding used to compute pro forma basic and diluted earnings per share are the same as the Nordson historical amounts.

9. Unaudited Pro forma Combined Statement of Operations Adjustments Related to the Acquisition for the Three Months Ended January 31, 2017

9(a)	Represents the elimination of historic AT Business fixed asset depreciation of $1,267 thousand and the recognition of pro forma depreciation expense of $1,037 thousand on the portion of the purchase price allocated to fixed assets as follows:

	Preliminary	Estimated Useful Life	Depreciation
(In thousands)	Fair Value	(years)	Expense
Land	$300	N/A	$—
Land improvements	2,350	20	29
Buildings	100	5	5
Machinery and equipment	27,132	2-11	1,003
Construction-in-progress	4,246	N/A	—

	$34,128		$1,037

Less: AT Business historical depreciation for the 3 months ended December 31, 2016			1,267

Total			$(230)

Based on the nature of the assets acquired, the $230 thousand reduction of depreciation expense is classified as selling and administrative expenses in the statement of operations. Although the step-up in fair value of the assets generated additional depreciation expense, the useful lives of land improvements, buildings, and machinery and equipment were conformed to the lives for the same major asset classes per Nordson’s accounting policy resulting in an overall decrease in expense as compared to the depreciation expense recognized in the historical financial statements of the AT Business.

An increase/decrease of one year in the estimated useful lives would decrease/increase depreciation expense by $136/$199 thousand for the three months ended January 31, 2017. The effect of a 10% increase or decrease in preliminary estimated fair value would result in an increase or decrease of depreciation expense of $104 thousand for the three months ended January 31, 2017.

9(b)	Represents a net adjustment of $3,256 thousand from the elimination of historic AT Business intangible asset amortization of $1,938 thousand and the recognition of pro forma amortization expense of $5,194 thousand on the portion of the purchase price allocated to definite-lived intangible assets as follows:

	Preliminary	Estimated Useful Life	Amortization
(In thousands)	Fair Value	(years)	Expense
Patent/technology costs	$33,000	10-14	$647
Customer relationships	250,000	14	4,464
Trade names	2,000	6	83

	$285,000		$5,194

Less: AT Business historical amortization for the 3 months ended December 31, 2016			1,938

Total			$3,256

Amortization expense has been calculated on a preliminary basis, using the straight-line method over the estimated useful life. An increase/decrease of one year in the estimated useful lives would decrease/increase amortization expense by $357/$417 thousand for the three months ended January 31, 2017. The effect of a 10%

increase or decrease in preliminary estimated fair value would result in an increase or decrease of amortization expense of $519 thousand for the three months ended January 31, 2017.

9(c)	Reflects the elimination of $636 thousand of direct, incremental transaction costs incurred by the Company and the AT Business related to the Acquisition that are reflected in the historical statement of operations. The impact of these direct, incremental transaction costs already incurred have been eliminated in the unaudited pro forma combined statement of operations since these costs are nonrecurring in nature. These charges include financial advisory fees, legal, accounting, and other professional fees incurred by the Company and the AT Business that are directly related to the Acquisition.

9(d)	Represents the income tax effect for the unaudited pro forma combined statement of operations adjustments related to the Acquisition calculated using a weighted average statutory tax rate of 36%. Because the adjustments contained in this unaudited pro forma combined financial information are based on estimates, the effective tax rate will likely vary from the effective rate in periods subsequent to the Acquisition. Adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting, and these items could be material.

10. Unaudited Pro forma Combined Statement of Operations Adjustments Related to the Financing for the Three Months Ended January 31, 2017

10(a)	Represents an adjustment of $305 thousand to recognize the amortization of debt issuance costs related to the additional $705,000 thousand to finance the acquisition of the AT Business.

10(b)	As stated above, the Company borrowed an additional $705,000 thousand to finance the acquisition of the AT Business. The interest expense is calculated using an adjusted LIBOR rate plus an applicable margin. Such applicable margin is based on Nordson’s Leverage Ratio (as defined in the Term Loan Agreement). This adjustment represents incremental interest expense of $1,967 thousand, which was calculated using a LIBOR rate of 1.050% as of May 31, 2017 and an applicable margin of 1.125%, 1.250%, and 1.375% for the 18-month, 3-year and 5-year tranches, respectively, shown in Note 6. If the interest rate differed from the rates used in the pro forma interest expense above by 1/8% for the three months ended January 31, 2017, interest expense would have increased or decreased by approximately $220 thousand for the three months ended January 31, 2017.

10(c)	Represents the income tax effect of the pro forma adjustments related to the financing of the Acquisition calculated using a weighted average statutory rate of 37%.

10(d)	Nordson did not issue any stock or stock-based awards in connection with the Acquisition. Therefore, the number of weighted average common shares outstanding used to compute pro forma basic and diluted earnings per share are the same as the Nordson historical amounts.